UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by Registrant:                                                      ☒
Filed by a Party other than the Registrant:               ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Valhi, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

April 9, 2014

To Our Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Valhi, Inc., which will be held on Thursday, May 29, 2014, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on your proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely,

Steven L. Watson
Chairman of the Board,
President and Chief Executive Officer

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 29, 2014

To the Stockholders of Valhi, Inc.:

The 2014 annual meeting of stockholders of Valhi, Inc. will be held on Thursday, May 29, 2014, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697, for the following purposes:

1.	to elect the eight director nominees named in the proxy statement to serve until the 2015 annual meeting of stockholders;

2.	to approve on an advisory basis our named executive officer compensation; and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 31, 2014 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

 Dallas, Texas
April 9, 2014

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 29, 2014.

The proxy statement and annual report to stockholders (including Valhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013) are available atwww.valhi.info/investor.

TABLE OF CONTENTS
Page

TABLE OF CONTENTS

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDER

SECURITY OWNERSHIP

Ownership of Valhi
Ownership of Related Companies

IN MEMORY OF HAROLD C. SIMMONS

PROPOSAL 1:ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2013 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Risk Oversight
Identifying and Evaluating Director Nominees
Leadership Structure of the Board of Directors and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2015 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2013 Grants of Plan-Based Awards
No Outstanding Equity Awards at December 31, 2013
No Option Exercises or Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Compensation Policies and Practices as They Relate to Risk Management
Compensation Consultants

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Risk Management Program
Tax Matters
Kronos Worldwide Loan from Contran
Related Party Loans for Cash Management Purposes
Data Recovery Program
WCS Financial Assurances
Guarantees of Indebtedness
Pledge and Collateral Agreement with Contran
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

PROPOSAL 2:NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background
Say-on-Pay Proposal
Effect of the Proposal
Vote Required

OTHER MATTERS

2013 ANNUAL REPORT ON FORM 10-K

STOCKHOLDERS SHARING THE SAME ADDRESS

REQUEST COPIES OF THE 2013 ANNUAL REPORT AND THIS PROXY STATEMENT

- i -

GLOSSARY OF TERMS

“BMI” means Basic Management, Inc., a land management company that is a subsidiary of Tremont.

“brokerage firm or other nominee” means a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary (other than our transfer agent, Computershare) through which a stockholder holds its shares of our common stock.

“broker/nominee non-vote” means a non-vote by a brokerage firm or other nominee for shares held for a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.

“Computershare” means Computershare Trust Company, N.A., our stock transfer agent and registrar.

“CompX” means CompX International Inc., one of our publicly held subsidiaries that manufactures security products and recreational marine components.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management corporation wholly owned by NL.

“Family Trusts” means the Harold C. Simmons Family Trust No. 1 and the Harold C. Simmons Family Trust No. 2, of which Serena Simmons Connelly and Lisa K. Simmons are co-trustees.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“Grandchildren’s Trust” means The Annette Simmons Grandchildren’s Trust, a trust of which Annette C. Simmons is the trustee and the beneficiaries of which are her grandchildren.

“independent directors” means the following directors: Norman S. Edelcup, Thomas E. Barry, and W. Hayden McIlroy.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on an annual fixed fee basis.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held subsidiaries that is an international manufacturer of titanium dioxide products.

“LandWell” means LandWell Company L.P., a real estate development company that is a subsidiary of Tremont.

“LIBOR” means the London Interbank Offered Rate and is the average interest rate estimated by leading banks in London that they would be charged if borrowing from other banks.

“named executive officer” means any person named in the 2013 Summary Compensation Table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held subsidiaries that is a diversified holding company (i) of which CompX is a subsidiary and (ii) that holds a significant investment in Kronos Worldwide.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board, a private sector, non-profit corporation that oversees auditors of U.S. public companies.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 31, 2014, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2014 annual meeting of our stockholders.

“Say-on-Pay” means the second proposal in this proxy statement for a nonbinding advisory vote for the consideration of our stockholders to approve the compensation of our named executive officers as such proposal is described and as such compensation is disclosed in this proxy statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“stockholder of record” means a stockholder of our common stock who holds shares in its name in certificate form or electronically with our transfer agent, Computershare.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of ours.

“TIMET” means Titanium Metals Corporation, a former publicly held sister corporation of ours of which Precision Castparts Corp. (NYSE:  PCP) purchased control on December 20, 2012 in a tender offer and subsequently on January 7, 2013 became a wholly owned subsidiary of  Precision Castparts Corp.

“Tremont” means Tremont LLC, one of our wholly owned subsidiaries.

“Valhi,” “us,” “we” or “our” means Valhi, Inc.

“VHC” means Valhi Holding Company, one of our parent corporations.

“WCS” means Waste Control Specialists LLC, an indirect privately held subsidiary of ours that is engaged in the waste management industry.

- ii -

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2014 annual meeting of stockholders to be held on Thursday, May 29, 2014, and at any adjournment or postponement of the meeting.  We are furnishing our proxy materials to holders of our common stock as of the close of business on March 31, 2014.  We began distributing a notice of internet availability of our proxy materials on or about April 9, 2014 to the holders of our common stock who hold their shares through a brokerage firm or other nominee (such as a banking institution, custodian, trustee or fiduciary) and not through our transfer agent, Computershare.  We will begin mailing our 2014 annual meeting materials to the record holders of our common stock (shares held in the stockholder’s name in certificate form or electronically with Computershare, our transfer agent, and not through a brokerage firm or other nominee) on or about April 10, 2014.  Our mailed materials include:

•	the accompanying notice of the 2014 annual meeting of stockholders;

•	this proxy statement;

•	our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

•
the proxy card (or voting instruction form if you hold your shares through a brokerage firm or other nominee and not in your name in certificate form or electronically with our transfer agent, Computershare).

We are furnishing our 2013 annual report to all of our stockholders entitled to vote at the 2014 annual meeting.  We are not incorporating the 2013 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the following, as described in this proxy statement:

•	Proposal 1 – the election of the eight director nominees named in this proxy statement; and

•	Proposal 2 –the adoption of a nonbinding advisory resolution that approves the named executive officer compensation described in this proxy statement (Say-on-Pay).

In addition, stockholders will vote on any other matter that may properly come before the meeting.

Q:	How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR:

•	each of the nominees for director named in this proxy statement; and

•	the approval and adoption of proposal 2 (Say-on-Pay).

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 31, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 339,120,449 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:	If I hold my shares through a brokerage firm or other nominee, why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

A:
We are using the SEC notice and access rules to furnish proxy materials over the internet to our stockholders who hold our common stock through a brokerage firm or other nominee.  If you hold your shares through a brokerage firm or other nominee, you can find instructions on how to access and review the proxy materials, and how to vote over the internet, on the notice of internet availability of proxy materials that you received.  The notice also contains instructions on how you can receive a paper copy of this proxy statement, our 2013 Annual Report to Stockholders and a voting instruction form.

Q:	If I hold my shares through a brokerage firm or other nominee, how may I vote in person at the annual meeting?

A:
If you wish to vote in person at the annual meeting, you will need to follow the instructions on your notice of internet availability of proxy materials on how to obtain the appropriate documents to vote in person at the meeting.

Q:	How do I vote if I am a stockholder of record?

A:
If you hold shares of our common stock in your name in certificate form or electronically with our transfer agent, Computershare, and not through a brokerage firm or other nominee, you are a stockholder of record.  As a stockholder of record, you may:

•	vote over the internet at www.investorvote.com/VHI;

•	vote by telephone using the voting procedures set forth on your proxy card;

•	instruct the agents named on your proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or

•	vote in person at the annual meeting.

Q:
What are the consequences if I am a stockholder of record and I execute my proxy card but do not indicate how I would like my shares voted for one or more of the director nominees named in this proxy statement or proposal 2 (Say-on-Pay)?

A:
If you are a stockholder of record (and not a brokerage firm or other nominee), the agents named on your proxy card will vote your shares on such uninstructed nominee or proposal as recommended by the board of directors in this proxy statement.

Q:	If I do not want to vote my shares in person at the annual meeting, how do I vote if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to vote your shares.  In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided in the materials you received from your brokerage firm or other nominee.

Brokerage firms or other nominees may not vote your shares on the election of a director nominee or proposal 2 (Say-on-Pay) in the absence of your specific instructions as to how to vote.  We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares.  If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee or proposal 2 (Say-on-Pay), your brokerage firm or other nominee may not vote with respect to the election of such director nominee or on such proposal 2 and your vote will be counted as a “broker/nominee non-vote.”  “Broker/nominee non-votes” are non-votes by a brokerage firm or other nominee for shares held in a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client. How we treat broker/nominee non-votes is separately described in each of the answers below regarding what constitutes a quorum and the requisite votes necessary to elect a director nominee or approve proposal 2 (Say-on-Pay).

Q:	Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:	Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our bylaws.

Q:	How do I change or revoke my proxy instructions if I am a stockholder of record?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date;

•	changing your vote on www.investorvote.com/VHI;

•	using the telephone voting procedures set forth on your proxy card; or

•	voting in person at the annual meeting.

Q:	How do I change or revoke my voting instructions if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:	What constitutes a quorum?

A:	A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.

Shares that are voted “abstain” or “withheld” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

As already discussed in the previous answer regarding how to vote shares held through a brokerage firm or other nominee, there are no proposals for the 2014 annual meeting that would allow a brokerage firm or nominee to vote uninstructed shares.  If a brokerage firm or other nominee receives no instruction for the election of any director nominee and proposal 2 (Say-on-Pay), such uninstructed shares will be counted as not entitled to vote and are, therefore, not considered for purposes of determining whether a quorum is present at the annual meeting.  If a brokerage firm or other nominee receives instructions on the election of any director nominee or proposal 2 (Say-on-Pay), such instructed shares will be counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

VHC directly held approximately 93.8% of the outstanding shares of our common stock as of the record date.  VHC has indicated its intention to have its shares of our common stock represented at the meeting.  If VHC attends the meeting in person or by proxy, the meeting will have a quorum present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?

A:
A plurality of affirmative votes of the holders of our outstanding shares of common stock represented and entitled to vote at the meeting is necessary to elect each director nominee.  You may indicate on your proxy card or in your voting instructions that you desire to withhold authority to vote for any of the director nominees.  Since director nominees need only receive a plurality of affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

VHC directly held approximately 93.8% of the outstanding shares of our common stock as of the record date.  VHC has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement.  If VHC attends the meeting in person or by proxy and votes as indicated, the stockholders will elect all of the nominees named in this proxy statement to the board of directors.

Q:	Assuming a quorum is present, what vote is required to adopt and approve proposal 2 (Say-on-Pay)?

A:
The stockholder resolution contained in this proposal provides that the nonbinding affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.  Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

As already mentioned, VHC directly held approximately 93.8% of the outstanding shares of our common stock as of the record date.  VHC has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR this nonbinding advisory proposal.  If VHC attends the meeting in person or by proxy and votes as indicated, the stockholders will, by a nonbinding advisory vote, approve this proposal.

Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?

A:
Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of the majority of the outstanding shares represented and entitled to vote at the meeting.  Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

Q:	If I am a stockholder of record, how will the agents named on my proxy card vote on any other matter to come before the meeting?

A:
If you are a stockholder of record and to the extent allowed by applicable law, the agents named on your proxy card will vote in their discretion on any other matter that may properly come before the meeting.

Q:	Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that hold such stock in accounts with such entities.

CONTROLLING STOCKHOLDER

VHC is the direct holder of approximately 93.8% of the outstanding shares of our common stock as of the record date.  VHC has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement and FOR proposal 2 (Say-on-Pay).  If VHC attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors and will approve proposal 2 (Say-on-Pay).

SECURITY OWNERSHIP

Ownership of Valhi.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each of our directors, our director nominee, each named executive officer (other than Harold C. Simmons, who died on December 28, 2013) and all of our current directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Valhi Common Stock (1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (2)

5% Stockholders

Annette C. Simmons	320,934,040	(3)(4)	94.6%

Harold C. Simmons Family Trust No. 1 and Harold C. Simmons Family Trust No. 2; Lisa K. Simmons and Serena Simmons Connelly as co-trustees	320,638,646	(3)(4)	94.6%

Serena Simmons Connelly	1,212	(3)	*

Directors, Director Nominee and Named Executive Officers

Thomas E. Barry	48,500	(5)	*
Norman S. Edelcup	109,000	(5)	*
Loretta J. Feehan	-0-	(5)	-0-
William J. Lindquist	-0-	(5)	-0-
W. Hayden McIlroy	22,500	(6)	*
Bobby D. O’Brien	-0-	(5)	-0-
Steven L. Watson	88,238	(5)	*

Mary A. Tidlund (7)	-0-		-0-

Robert D. Graham	-0-	(5)	-0-
Kelly D. Luttmer	-0-	(5)	-0-
Gregory M. Swalwell	3,498	(5)	*
Directors and executive officers as a group (13 persons)	271,736	(5)	*

*           Less than 1%.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names, and the business address for each listed person or entity is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(2)
The percentages set forth above and in the following footnotes are based on 339,120,449 shares of our common stock outstanding as of the record date.  NL (including a wholly owned subsidiary of NL) and Kronos Worldwide own 14,372,970 shares and 1,724,916 shares, respectively, of our common stock.  Since NL and Kronos Worldwide are majority owned subsidiaries of ours, pursuant to Delaware law and Section 13(d)(4) of the Securities Exchange Act, we treat the shares of our common stock that NL and Kronos Worldwide own as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of our common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

(3)	The following is a description of certain related entities or persons that may be deemed to beneficially own outstanding shares of our common stock.

Annette C. Simmons is the widow of Harold C. Simmons and serves as independent executor of his estate, has the power to vote and direct the disposition of the shares of our common stock held by the estate and is the designated legatee of such shares.

Lisa K. Simmons and Serena Simmons Connelly are daughters of Harold C. Simmons and co-trustees of the Harold C. Family Trust No. 1 and the Harold C. Family Trust No. 2.

Substantially all of the outstanding voting stock of Contran is held by the Family Trusts, which were established for the benefit of Ms. Lisa Simmons and Ms. Connelly and their children or is held directly by Ms. Lisa Simmons and Ms. Connelly and or persons or entities related to them, including their step-mother, Ms. Annette Simmons.  Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons also serve as members of the board of directors of Contran.  As co-trustees of each of the Family Trusts, Ms. Lisa Simmons and Ms. Connelly have the shared power to vote and direct the disposition of the shares of Contran stock held by each of the Family Trusts, and each of Ms. Lisa Simmons and Ms. Connelly have the power to vote and direct the disposition of shares of Contran stock they hold directly or which is held by other entities related to them.

Under a voting agreement entered into by the voting stockholders of Contran, effective February 3, 2014 and as amended, the size of the Contran board of directors was fixed at five members; Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons (and, in the event of their death, their heirs) each has the right to designate one of the five members of the Contran board; and the remaining two members of the Contran board must consist of Contran management.  The voting agreement terminates in February 2017 (unless Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons otherwise mutually agree), and the ability of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons to each designate one member of the Contran board is dependent upon each of their continued beneficial ownership of at least 5% of the combined voting stock of Contran.  In accordance with such voting agreement, each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons has been designated as a member of the Contran board of directors, along with two members of Contran management.

Contran is the sole owner of 100% of our outstanding shares of non-voting preferred stock.  A trust of which Ms. Annette Simmons is one of the co-trustees is the holder of 100% of outstanding shares of non-voting preferred stock issued by VHC, a parent of ours.  Ms. Annette Simmons disclaims beneficial ownership of any shares that this trust holds, except to the extent of her pecuniary interest in such shares, if any.

Contran is the holder of 100% of the outstanding common stock of Dixie Rice and may be deemed to control Dixie Rice.  Dixie Rice is the direct holder of 100% of the outstanding common stock of VHC and may be deemed to control VHC.  Messrs. O’Brien and Watson and the son of Ms. Annette Simmons each hold of record one director qualifying share of Dixie Rice common stock.

Ms. Lisa Simmons, Ms. Connelly and/or Ms. Annette Simmons are related to the following persons or entities that directly hold the following percentages of the outstanding shares of NL common stock:

Valhi	83.0%
Estate of Harold C. Simmons	2.2%
Annette C. Simmons	0.9%
Kronos Worldwide	Less than 0.1%
Serena Simmons Connelly	Less than 0.1%
Ms. Lisa Simmons, Ms. Connelly and/or Ms. Annette Simmons are related to the following persons or entities that directly hold the following percentages of the outstanding shares of Kronos Worldwide common stock:

Valhi	50.0%
NL	30.4%
Annette C. Simmons	0.7%
Estate of Harold C. Simmons	0.7%
Contran	0.1%

The Foundation is a tax-exempt foundation organized for charitable purposes.  Ms. Lisa Simmons and Ms. Connelly are the sole members of the Foundation, serve as two of the three directors on the Foundation’s board of directors and are the president and executive vice president, respectively of the Foundation.  They may be deemed to control the Foundation but disclaim beneficial ownership of all shares of common stock the Foundation holds directly.

Ms. Annette Simmons is the sole trustee of a trust established for the benefit of her grandchildren.  Ms. Annette Simmons, as trustee of the trust, has the power to vote and direct the disposition of the shares this trust directly holds.  Ms. Annette Simmons disclaims beneficial ownership of any shares that this trust holds, except to the extent of her pecuniary interest in such shares, if any.

By virtue of the stock ownership in each of VHC, Dixie Rice and Contran, the role of Ms. Lisa Simmons and Ms. Connelly as co-trustees of the Family Trusts, Ms. Lisa Simmons and Ms. Connelly being beneficiaries of the Family Trusts, the direct holdings of Contran voting stock by each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons and entities related to them, the position as a member of the Contran board of directors by each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons, the position as a member of the board of the Foundation by each of Ms. Lisa Simmons and Ms. Connelly and the rights of each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons under the voting agreement, in each case as described above:

•	Ms. Lisa Simmons and Ms. Connelly may be deemed to control each of the Family Trusts and the Foundation;

•	Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons may be deemed to control each of Contran, Dixie Rice, VHC, NL, Kronos Worldwide, CompX and us; and

•
Ms. Lisa Simmons, Ms. Connelly, Ms. Annette Simmons, Contran, the Foundation, Dixie Rice, VHC, NL and Kronos Worldwide and we may be deemed to possess indirect beneficial ownership of shares of common stock directly held by such entities, including any shares of our common stock.

Except for the 2,689,394 shares of our common stock she and the estate of Harold C. Simmons hold directly, Ms. Annette Simmons disclaims beneficial ownership of all shares of our common stock except to the extent of her pecuniary interest in such shares, if any.  Except for the 1,212 shares of our common stock she holds directly, Ms. Connelly disclaims beneficial ownership of all shares of our common stock, except to the extent of her pecuniary interest in such shares, if any.  Ms. Lisa Simmons disclaims beneficial ownership of all shares of our common stock except to the extent of her pecuniary interest in such shares, if any.

The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.

(4)
The shares attributable to Ms. Annette Simmons consist of shares held directly by the following persons or entities.  For more information concerning the relationships among these persons or entities, please see footnote (3) above.

	Valhi Common Stock
Direct Holder	Shares	Percent of Class

Annette C. Simmons	818,514	*
Estate of Harold C. Simmons	1,870,880	*
Valhi Holding Company	318,156,746	93.8%
Grandchildren’s Trust	87,900	*
Total	320,934,040	94.6%

The shares attributable to the Family Trusts and co-trustees consist of shares held directly by the following entities.

	Valhi Common Stock
Direct Holder	Shares	Percent of Class

Valhi Holding Company.	318,156,746	93.8%
Foundation	2,481,900	*
Total	320,638,646	94.6%

(5)
All of our directors and executive officers who are also directors or executive officers of Contran, Kronos Worldwide, NL or their affiliated entities disclaim beneficial ownership of the shares of our common stock that such entities directly or indirectly hold, except to the extent of their pecuniary interest in such shares, if any.

(6)	A family partnership of which Mr. McIlroy is a general partner holds these shares in a margin account at a brokerage firm.

(7)	Ms. Tidlund is a director nominee and not a current director or executive officer.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of certain companies related to us.

Ownership of Kronos Worldwide and NL.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of Kronos Worldwide and NL common stock held by each of our directors, our director nominee, each named executive officer and all of our current directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Kronos Worldwide Common Stock			NL Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Thomas E. Barry	-0-	(4)	-0-	-0-	(4)	-0-
Norman S. Edelcup	-0-	(4)	-0-	-0-	(4)	-0-
Loretta J. Feehan	-0-	(4)	-0-	-0-	(4)	-0-
William J. Lindquist	-0-	(4)	-0-	-0-	(4)	-0-
W. Hayden McIlroy	-0-	(4)	-0-	-0-	(4)	-0-
Bobby D. O’Brien	-0-	(4)	-0-	-0-	(4)	-0-
Steven L. Watson	139,402	(4)	*	17,500	(4)	*

Mary A. Tidlund (5)	-0-		-0-	-0-		-0-

Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-
Kelly D. Luttmer	-0-	(4)	-0-	-0-	(4)	-0-
Gregory M. Swalwell	-0-	(4)	-0-	-0-	(4)	-0-
Directors and executive officers as a group (13 persons)	139,866	(4)	*	17,500	(4)	*

*           Less than 1%.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 115,864,598 shares of Kronos Worldwide common stock outstanding as of the record date.

(3)	The percentages are based on 48,673,884 shares of NL common stock outstanding as of the record date.

(4)
All of our directors or executive officers who are also directors or executive officers of Contran or any of its affiliated entities disclaim beneficial ownership of the shares of Kronos Worldwide or NL common stock that such entities directly or indirectly own, except to the extent of their pecuniary interest in such shares, if any.

(5)	Ms. Tidlund is a director nominee and not a current director or executive officer.

Ownership of CompX.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the CompX class A common stock held by each of our directors, our director nominee, each named executive officer and all of our current directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	CompX Class A Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)

Thomas E. Barry	-0-	(2)	-0-
Norman S. Edelcup	11,000	(2)	*
Loretta J. Feehan	-0-	(2)	-0-
William J. Lindquist	-0-	(2)	-0-
W. Hayden McIlroy	-0-	(2)	-0-
Bobby D. O’Brien	300	(2)	*
Steven L. Watson	15,000	(2)

Mary A. Tidlund (3)	-0-	(2)	-0-

Robert D. Graham	-0-	(2)	-0-
Kelly D. Luttmer	200	(2)	-0-
Gregory M. Swalwell	-0-	(2)	-0-
Directors and executive officers as a group (14 persons)	26,500	(2)	1.1%

*           Less than 1%.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The percentages are based on 2,397,107 shares of CompX class A common stock outstanding as of the record date.

We directly own all of the 10 million outstanding shares of CompX class B common stock.  Each share of CompX class B common stock entitles the holder to one vote on all matters except the election of directors, on which each share is entitled to ten votes.  In certain instances, shares of CompX class B common stock are automatically convertible into shares of CompX class A common stock.  We directly hold approximately 86.8% of the combined voting power of the outstanding shares of CompX class A and B common stock (approximately 98.4% for the election of directors).  All of our directors and executive officers as a group do not own more than 1% of our combined class A and class B common stock.

(2)
All of our directors or executive officers who are also directors or executive officers of Contran or any of its affiliated entities disclaim beneficial ownership of the shares of CompX class A and B common stock that such entities directly or indirectly own.

(3)	Ms. Tidlund is a director nominee and not a current director or executive officer.

IN MEMORY OF HAROLD C. SIMMONS

It is with great sadness that we inform you of the passing on December 28, 2013 of Harold C. Simmons, our former chairman of the board of directors.  Mr. Simmons was a remarkable, generous, and gifted man who rose from humble beginnings and achieved the American Dream.  He was a man of few words but giant actions and whose eyes would fill upon hearing the National Anthem.  While a shrewd entrepreneur, he had a passion for philanthropy and once said, “Life has been good to me, and I want to be good to life.” We are grateful and privileged for the opportunity to have known him and to have worked with him.

PROPOSAL 1
ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at eight and recommends the eight director nominees named in this proxy statement for election at our 2014 annual stockholder meeting.  The directors elected at the meeting will hold office until our 2015 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.

Other than Ms. Mary A. Tidlund, all of the nominees are currently members of our board of directors whose terms will expire at the 2014 annual meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  All of our nominees have extensive senior management and policy-making experience or significant accounting experience.  Each of our independent directors is financially literate.  The board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him for election as a director.

Thomas E. Barry, age 70, has served on our board of directors since 2000.  Dr. Barry is vice president for executive affairs at Southern Methodist University and has been a professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 2009.  He is a member of our audit committee and management development and compensation committee.

Dr. Barry has over 13 years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a large, non-profit, private educational institution for which he currently serves and from another publicly held corporation affiliated with us for which he currently serves.

Norman S. Edelcup, age 78, has served on our board of directors or certain of our predecessors’ boards of directors since 1975.  Since 2003, he has served as mayor of Sunny Isles Beach, Florida.  Since 1987, he also has served as a trustee for the Baron Funds, a mutual fund group, and since 2007 as a director of Marquis Bank located in Coral Gables, Florida.  From 2001 to 2004, Mr. Edelcup served as senior vice president of Florida Savings Bancorp.  He served as senior vice president of Item Processing of America, Inc., a processing service bureau, from 1999 to 2000 and as chairman of the board from 1989 to 1998.  Mr. Edelcup is a certified public accountant and served as senior vice president and chief financial officer of Avatar Holdings, Inc. (formerly GAC Corporation), a real estate development firm, from 1976 to 1983; vice chairman of the board, senior vice president and chief financial officer of Keller Industries, Inc., a building products manufacturer, from 1968 to 1976; and as a senior accountant with Arthur Andersen & Co., a public accounting firm, from 1958 to 1962.  He has served as a director of CompX since prior to 2009, is chairman of its audit committee and a member of its management development and compensation committee.  He is chairman of our audit committee and management development and compensation committee.

Mr. Edelcup has over 38 years of experience on the board of directors of us or our predecessors and over 16 years on our audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting experience as the mayor of a city for which he currently serves and from other publicly and privately held entities for which he currently serves or formerly served.

Loretta J. Feehan, age 58, has served as a director of us, CompX, NL and Valhi since February 2014.  She is a certified public accountant who consults on financial and tax matters.  She served as a tax partner with Deloitte and Touche LLP in the Denver office until 1992 primarily serving corporate clients.  She now has her own consulting practice serving a variety of businesses and individual clients.  Ms. Feehan also teaches continuing education courses to tax practitioners around the country and to tax professionals for Deloitte Services LP in India. Ms. Feehan has been a financial advisor to Serena Simmons Connelly and Lisa K. Simmons since prior to 2009.

Ms. Feehan has over 36 years of financial and tax accounting and auditing experience, certain years of which were as a partner of one the largest international accounting firms.

William J. Lindquist, age 57, has served on our board of directors since February 2014 and as our senior vice president since 1998.  Since prior to 2009, he has served as senior vice president and a director of Contran and chief executive officer of WCS.  Mr. Lindquist has served as an executive officer or director of various companies related to us and Contran since 1980.

Mr. Lindquist has extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience with us and from other publicly and privately held entities related to us for which he currently serves or formerly served.

Bobby D. O’Brien, age 56, has served on our board of directors and as our executive vice president and chief financial officer since February 2014 and before that as our vice president and chief financial officer since 2004.  He has also served as Kronos Worldwide’s vice chairman of the board and chief executive officer since February 2014, as its president since May 2013 and up to that time served as its executive vice president since February 2013.  Additionally, he has served as a director and executive vice president of CompX and executive vice president of NL since May 2013.  From 2009 to 2012, he served as chief executive officer of TIMET and as its president from prior to 2009 to 2012.  He has served as executive vice president of Contran since May 2013 and up to that time as its vice president and chief financial officer since prior to 2009.  Mr. O’Brien has served in financial and accounting positions with various companies related to us and Contran since 1988.

Mr. O’Brien has extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience with us and from other publicly and privately held entities related to us for which he currently serves or formerly served.

W. Hayden McIlroy, age 74, has served on our board of directors since 2003.  He is a private investor, primarily in real estate.  From 1975 to 1986, Mr. McIlroy was the owner and chief executive officer of McIlroy Bank and Trust in Fayetteville, Arkansas.  He also founded other businesses, primarily in the food and agricultural industries.  Mr. McIlroy is a member of our audit committee.

Mr. McIlroy has over ten years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a privately held bank and other privately held entities for which he formerly served.

Mary A. Tidlund, age 57, has served as the president of The Mary A. Tidlund Charitable Foundation, a charitable organization that designs and funds sustainable development projects around the world, since she founded it in 1998.  From 1989 to 1995, she served as president and chief executive officer of Williston Wildcatters Oil Corporation, a former publicly traded oil exploration and service company.  She also served from 2012 to 2013 on the executive committee, and continues to serve as a director, of Women Moving Millions, a community of mostly women who each have committed a million dollars or more to initiatives that advance the lives of women and girls.

Ms. Tidlund has senior executive, operating, corporate governance, finance and financial accounting oversight experience with a former publicly traded corporation, public charitable foundations and a private charitable trust for which she currently serves.

Steven L. Watson, age 63, has served as our chairman of the board of since February 2014, our chief executive officer since 2002 and our president and on our board of directors since 1998.  Mr. Watson has been vice chairman of the board of Contran since May 2013 and its president and a director of Contran since prior to 2009.  He has also served as chairman of the board of Kronos Worldwide since February 2014 and until that time previously served as its chief executive officer since 2009 and its vice chairman of the board since prior to 2009.  He has served as NL’s chairman of the board since February 2014 and until that time previously served as NL’s vice chairman of the board and chief executive officer since May 2013 and a director of NL since prior to 2009.  Mr. Watson has served as CompX’s chairman of the board since May 2013 and on its board of directors since prior to 2009.  He has served as an executive officer or director of various companies related to us and Contran since 1980.

Mr. Watson has extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to William J. Lindquist, Bobby D. O’Brien and Steven L. Watson is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Steven L. Watson	63	Chairman of the Board, President and Chief Executive Officer
Robert D. Graham	58	Executive Vice President
William J. Lindquist	57	Executive Vice President
Kelly D. Luttmer	50	Executive Vice President and Global Tax Director
Bobby D. O’Brien	56	Executive Vice President and Chief Financial Officer
Gregory M. Swalwell	57	Executive Vice President and Controller
A. Andrew R. Louis	53	Vice President and Secretary
Andrew B. Nace	49	Vice President and General Counsel
John A. St. Wrba	57	Vice President and Treasurer

Robert D. Graham has served as our executive vice president since February 2014 and prior to that time as our vice president since 2002.  He has also served as NL’s vice chairman of the board and chief executive officer since February 2014 and as its president since May 2013.  He served as NL’s vice president and general counsel from 2003 to May 2013.  Additionally, he has served as Kronos Worldwide’s executive vice president since 2009 and as its chief administrative officer from 2012 to May 2013.  Previously, he served as its general counsel from 2003 to 2012 and as its vice president from 2003 to 2009.  He was CompX’s executive vice president from 2010 to 2012.  He has served as vice president of Contran since 2002.

Kelly D. Luttmer has served as our executive vice president and global tax director since February 2014 and prior to that as our vice president and global tax director since 2011.  She served as our vice president and tax director from 2004 to 2011.  She also has served as executive vice president and global tax director of Kronos Worldwide and NL since February 2014 and prior to that as vice president and global tax director of Kronos Worldwide and NL since 2011 and 2012, respectively, and before that as vice president and tax director of Kronos Worldwide and NL since prior to 2009.  She has served as vice president and global tax director of Contran and CompX since 2011 and 2012, respectively, and prior to that as vice president and tax director of Contran and CompX since prior to 2009.  Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

Gregory M. Swalwell has served as our executive vice president and controller since February 2014 and before that as our vice president and controller since 1998.  He has served as Kronos Worldwide’s executive vice president and chief financial officer since 2009 and its vice president, finance and chief financial officer from 2004 to 2009.  He has also served as executive vice president and chief financial officer of NL since May 2013 and before that as NL’s vice president, finance and chief financial officer since prior to 2009.  He also has served as vice president and controller of Contran since prior to 2009.  He has served as executive vice president of CompX since May 2013.  Mr. Swalwell has served in accounting and financial positions with various companies related to us and Contran since 1988.

A. Andrew R. Louis has served as our vice president and secretary and as vice president and secretary of CompX, Kronos Worldwide and NL since 2011.  He has served as our secretary and secretary of CompX, Kronos Worldwide and NL since prior to 2009 to 2011 and of Contran since 1998.  Mr. Louis has served as legal counsel of various companies related to us and Contran since 1995.

Andrew B. Nace has served as our vice president and general counsel since May 2013.  Since May 2013, he also has served as vice president and general counsel of Contran and vice president of CompX and NL.  He has also served as Kronos Worldwide’s vice president since May 2013 and previously served as its vice president and general counsel in 2013.  Mr. Nace has served as legal counsel to companies related to us and Contran since 2003.

John A. St. Wrba has served as our vice president and treasurer since 2005.  Since prior to 2008, he has also served as vice president and treasurer of Contran, Kronos Worldwide and NL.  He has served as vice president and treasurer of CompX since 2012.  Mr. St. Wrba has served in treasury positions with various companies related to us and Contran since 2004.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because of VHC’s ownership of approximately 93.8% of the outstanding shares of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominations or corporate governance committees or charters for these committees.  We have chosen not to have a majority of independent directors, an independent nominations or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would otherwise be considered by a nominations, corporate governance or risk oversight committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that Thomas E. Barry, Norman S. Edelcup and W. Hayden McIlroy are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE corporate governance standards for a compensation committee.

In determining that Dr. Barry has no material relationship with us other than serving as our director, the board of directors considered the following relationship:

•
as the final gift of a $20 million commitment, Annette C. Simmons, the wife of Harold C. Simmons at the time of the contribution, contributed $5.0 million in 2010 to Southern Methodist University, or SMU, of which Dr. Barry is a vice president;

•	$5.0 million was approximately 0.8% of SMU’s consolidated gross revenues and 1.0% of SMU’s consolidated gross revenues net of scholarship allowances for its fiscal year ended May 31, 2011; and

•	in February 2013, SMU announced that Harold C. and Annette C. Simmons had committed to a new gift of $25 million to SMU.

2013 Meetings and Standing Committees of the Board of Directors.  The board of directors held four meetings in 2013 and took action by written consent on one occasion in 2013.  It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  One of our directors did not attend our 2013 annual stockholder meeting.

The board of directors has established and delegated authority to two standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter.  Applying the requirements of the NYSE corporate governance standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Norman S. Edelcup is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Norman S. Edelcup (chairman), Thomas E. Barry and W. Hayden McIlroy.  Our audit committee held ten meetings in 2013.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to an ISA with a related party;

•	to review, approve, administer and grant awards under our equity compensation plans; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  The management development and compensation committee may delegate to its members or our officers any or all of its authority as it may choose subject to certain limitations of Delaware law on what duties directors may delegate.  The committee has not exercised this right of delegation.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director cash compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Norman S. Edelcup (chairman) and Thomas E. Barry.  Our management development and compensation committee held one meeting in 2013.

Risk Oversight.  Our board of directors oversees the actions we take in managing our material risks.  Our management is responsible for our day-to-day management of risk.  The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions.  The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.  Our audit committee annually receives management’s reports and assessments on, among other things, the risk of fraud, certain material business risks and a ranking of such material business risks and our insurance program.  The audit committee also receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud.  Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.  The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.

Identifying and Evaluating Director Nominees.  Historically, our management has recommended director nominees to the board of directors.  As stated in our corporate governance guidelines:

•	our board of directors has no specific minimum qualifications for director nominees;

•
each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and

•
the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our operations and future.

In identifying, evaluating and determining our director nominees, the board of directors follows such corporate governance guidelines.  The board also considers the nominee’s ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees.  While we do not have any policy regarding the diversity of our nominees, the board does consider diversity in the background, skills and expertise at the policy making level of our director nominees, and as a result our board believes our director nominees possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities.  The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE corporate governance standards.

Leadership Structure of the Board of Directors and Independent Director Meetings.  Steven L. Watson serves as our chairman of the board and chief executive officer.  Pursuant to our corporate governance guidelines, our independent directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without the participation of our other directors who are not independent.  While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our independent directors.  The board of directors believes our leadership structure is appropriate for a controlled company under the NYSE corporate governance standards.  The board of directors believes our leadership structure is appropriate because the board recognizes that while there is no single organizational structure that is ideal in all circumstances, the board believes that having one individual serve as our chairman of the board and chief executive officer reflects the established working relationship between him and our other executive officers regarding our businesses, and provides an appropriate breadth of experience and perspective that effectively facilitates the formulation of our long-term strategic direction and business plans.  In addition, the board of directors believes that since Steven L. Watson and our other executive officers are employees of Contran, their respective service in their capacities is beneficial in providing strategic leadership for us since there is a commonality of interest that is closely aligned in building long-term stockholder value for all of our stockholders.  In 2013, we complied with the NYSE requirements for meetings of our independent directors.

Stockholder Proposals and Director Nominations for the 2015 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 10, 2014 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2015.  Our bylaws require that the proposal set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear in our records, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders in accordance with the process discussed above.  Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

For proposals or director nominations to be brought at the 2015 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 23, 2015.  Proposals and nominations should be addressed to our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.

Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its independent directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will investigate and keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2013 the management development and compensation committee was composed of Norman S. Edelcup and Thomas E. Barry.  No member of the committee:

•	was an officer or employee of ours during 2013 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2013, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, at certain times in 2013 each of Harold C. Simmons and Steven L. Watson was an executive officer of ours and on the board of directors of Contran when he concurrently served as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the independent directors.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.valhi.net under the corporate governance section.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER INFORMATION

Compensation Discussion and Analysis.  This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  For the last three years, all of our named executive officers were employed and compensated directly by, and also served as executive officers of, Contran.  For each of these years, we paid Contran fees to receive, among other things, the services of our named executive officers pursuant to certain ISAs between Contran and us or our privately held subsidiaries, which fees were approved in the aggregate by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer.  As a result, a portion of the aggregate ISA fees we and our privately held subsidiaries paid to Contran was paid for services provided to us and our privately held subsidiaries by our named executive officers.  The nature of the duties of each of our named executive officers is consistent with the duties normally associated with the officer titles and positions such officer holds with us.  Pursuant to certain other ISAs, each of CompX, Kronos Worldwide and NL also paid fees to Contran for, among other things, the services our named executive officers provided to those companies, which fees were approved by the independent directors of those companies.  Additionally, we, CompX, Kronos Worldwide and NL each paid director fees in the form of cash and stock compensation to certain of our named executive officers who served on our or their board of directors.  Other than these director fees, we did not pay any compensation directly to our named executive officers.

As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase “named executive officers” refers to the six persons whose compensation is summarized in the 2013 Summary Compensation Table in this proxy statement.  Such phrase is not intended, and does not, refer to all of our executive officers.

Nonbinding Advisory Stockholder Vote on Executive Officer Compensation.  For the 2013 annual meeting of stockholders, we submitted a nonbinding advisory proposal recommending the stockholders adopt a resolution approving the compensation of our named executive officers as disclosed in the 2013 proxy statement.  At the annual meeting, the resolution received the affirmative vote of 97.1% of the eligible votes.  We considered the favorable result and determined not to make any material changes to our compensation practices.

Intercorporate Services Agreements.  The charges under these ISAs reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under these ISAs for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2013 under these ISAs.  Under the various ISAs among Contran and its subsidiaries and affiliates, we share the cost of the employment of our named executive officers with Contran and certain of its other publicly and privately held subsidiaries.  For our named executive officers, the portion of the annual charge we paid for each of the last three years to Contran under these ISAs attributable to each of their services is set forth in footnote 2 to the 2013 Summary Compensation Table in this proxy statement (other than Mr. Swalwell, whose first year as a named executive officer is 2012, and Ms. Luttmer, whose first year as a named executive officer is 2013).  Footnotes 2 and 3 also set forth the cash fees and stock compensation we, CompX, Kronos Worldwide and NL paid to Messrs. Bobby D. O’Brien, Harold C. Simmons and Steven L. Watson, as applicable, for each of their director services.  The amounts charged under these ISAs and the cash director fees are not dependent upon our financial performance.  As discussed further below, the amounts charged under the ISAs are dependent upon Contran’s cost of employing or engaging the personnel who provide the services to us (including the services of our named executive officers) by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  See the Director Compensation and the 2013 Grants of Plan-Based Awards sections in this proxy statement for a discussion of our director fees and the formulas by which they are determined.

We believe the cost of the services received under our ISAs with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the early part of each year, Contran’s management, including certain of our named executive officers, estimates the percentage of time that each Contran employee, including our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries and affiliates, including us.  Contran’s management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries and affiliates based on such estimated percentages.  Contran’s aggregate cost of employing each of its employees comprises:

•	the annualized base salary of such employee at the beginning of the year;

•
an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (25% for 2013 and 2012 as compared to 24% for 2011) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services.

The overhead factor increased in 2012 as compared to 2011 primarily as a result of increased health care costs.  Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charges as they deemed necessary for accuracy, overall reasonableness and fairness to each company.

In the first quarter of each year, the proposed charges for that year under the ISAs with us and our privately held subsidiaries were presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the aggregate charge under these ISAs.  Among other things during such presentation, the committee was informed of:

•	the quality of the services Contran provides to us and our privately held subsidiaries, including the quality of the services our executive officers provide to us;

•	the $1.0 million charge to us and our privately held subsidiaries for the services of Harold C. Simmons as our chairman of the board prior to his death on December 28, 2013;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;

•	the comparison of the prior year and proposed current year average hourly rate; and

•	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.

In determining whether to recommend that the board of directors approve the proposed aggregate ISA fee to be charged to us and our privately held subsidiaries, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing our named executive officers, in the aggregate and not individually.  After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed aggregate ISA fee after concluding that:

•
the cost to employ the personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran under the ISAs with us and our privately held subsidiaries; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

•
any ISA charge from Contran to any other publicly held sister or subsidiary company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran or the amount of time our named executive officers are expected to devote to us because:

o	each of our named executive officers provides services to many companies related to Contran, including Contran itself;

o	the fee we pay to Contran under the ISAs with us and our privately held subsidiaries each year does not represent all of Contran’s cost of employing each of our named executive officers;

o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of our named executive officers; and

o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee as well as the concurrence of our chief financial officer, our independent directors approved the proposed aggregate annual ISA charge under the ISAs with us and our privately held subsidiaries effective January 1, 2013, with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fees are expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.  Because of this policy, the portion of the aggregate ISA fee we, NL, Kronos and CompX each paid to Contran in each of the last three years that was attributable to the services of Harold C. Simmons was limited to such $1.0 million amount.

Equity-Based Compensation.  Prior to 2011, we decided to forego the grant of any equity compensation other than the annual awards of stock to our directors as a portion of their annual retainers.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2014, other than the annual grants of stock to our directors.  See the Director Compensation and the 2013 Grants of Plan-Based Awards sections in this proxy statement for a discussion of these annual grants and the method by which the amount of such stock awards are determined.  The dollar amount of stock awards appearing in the 2013 Summary Compensation Table represents the value recognized for financial statement reporting purposes of shares of common stock that we, Kronos Worldwide and NL each granted to Messrs. Harold Simmons and Watson, and shares of class A common stock that CompX granted to Mr. Watson, in the last three years for director services.

Deductibility of Compensation.  It is our general policy to structure the performance-based portion of the compensation of our executive officers, if any, in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Norman S. Edelcup Chairman of our Management Development and Compensation Committee	Thomas E. Barry Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The 2013 Summary Compensation Table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, chief financial officer and each of the three other most highly compensated individuals (based on ISA charges to us and our subsidiaries) who were our executive officers at December 31, 2013 and our former chairman of the board.  All of our named executive officers were employees of Contran for the last three years and provided their services to us and our subsidiaries pursuant to ISAs with Contran.  For a discussion of these ISAs, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2013 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Total

Steven L. Watson	2013	$2,649,900	(2)	$58,210	(3)	$2,708,110
Chairman of the Board, President and Chief	2012	2,788,500	(2)	48,680	(3)	2,837,180
Executive Officer	2011	2,303,300	(2)	79,010	(3)	2,382,310

Bobby D. O’Brien	2013	1,232,600	(2)	-0-		1,232,600
Executive Vice President and Chief Financial	2012	1,324,100	(2)	-0-		1,324,100
Officer	2011	1,058,400	(2)	-0-		1,058,400

Robert D. Graham	2013	2,229,200	(2)	-0-		2,229,200
Executive Vice President	2012	2,340,200	(2)	-0-		2,340,200
	2011	1,344,400	(2)	-0-		1,344,400

Gregory M. Swalwell (4)	2013	1,346,300	(2)	-0-		1,346,300
Executive Vice President and Controller	2012	1,348,600	(2)	-0-		1,348,600

Kelly D. Luttmer (4)	2013	1,298,100	(2)	-0-		1,298,100
Executive Vice President and Global Tax Director

Harold C. Simmons	2013	4,158,000	(2)	45,730	(3)	4,203,730
Former Chairman of the Board	2012	4,083,000	(2)	35,680	(3)	4,118,680
	2011	4,064,500	(2)	65,560	(3)	4,130,060

(1)	Certain non-applicable columns have been omitted from this table.

(2)
The amounts shown in the 2013 Summary Compensation Table as salary for each named executive officer include the portion of the fees we and our subsidiaries paid to Contran pursuant to certain ISAs with respect to the services such officer rendered to us and our subsidiaries.  The ISA charges disclosed for Contran employees who perform executive officer services to us and our subsidiaries are based on various factors described in the Compensation Discussion and Analysis section of this proxy statement.  Our management development and compensation committee considers the factors described in the Compensation Discussion and Analysis section of this proxy statement in determining whether to recommend that our board of directors approve the proposed aggregate ISA fees from Contran to us and our privately held subsidiaries.  As discussed in the Compensation Discussion and Analysis section of this proxy statement, our management development and compensation committee does not consider any ISA charge from Contran to any other publicly held sister company or subsidiary of ours, although such charge is separately reviewed by the management development and compensation committee of the applicable company.  The amounts shown in the table as salary for each of Messrs. O’Brien, Simmons and Watson also include director cash compensation paid to him by us and our subsidiaries.  The components of salary shown in the 2013 Summary Compensation Table for each of our named executive officers are as follows.

	2011		2012		2013

Steven L. Watson
ISA Fees:
CompX	$ 84,500		$ 115,400		$ 115,400
Kronos Worldwide	980,000	(a)	992,100	(a)	992,400	(a)
NL	468,000	(b)	639,000	(b)	639,300	(b)
Valhi	675,800	(c)	923,000	(c)	784,800	(c)
Director Fees Earned or Paid in Cash:
CompX	26,500		30,000		30,000
Kronos Worldwide	26,500		30,000		30,000
NL	26,500		29,000		29,000
Valhi	15,500		30,000	(a)	29,000
	$ 2,303,300		$ 2,788,500		$ 2,649,900

Bobby D. O’Brien
ISA Fees:
CompX	$ 61,500		$ 77,000		$ 92,200
Kronos Worldwide	92,300		115,500		92,200
NL	283,100	(b)	354,100	(b)	239,700	(b)
Valhi	621,500	(c)	777,500	(c)	793,000	(c)
Director Fees Earned or Paid in Cash:
CompX	-0-		-0-		15,500	(d)
	$ 1,058,400		$ 1,324,100		$ 1,232,600

Robert D. Graham
ISA Fees:
CompX	$ 81,000		$ 154,000		$ 77,400
Kronos Worldwide	631,700	(a)	985,300	(a)	851,400	(a)
NL	421,100	(b)	800,600	(b)	959,800	(b)
Valhi	210,600	(c)	400,300	(c)	340,600	(c)
	$ 1,344,400		$ 2,340,200		$ 2,229,200

Gregory M. Swalwell
ISA Fees:
CompX			$ 89,900		$ 52,600
Kronos Worldwide			404,600	(a)	420,800	(a)
NL			467,500	(b)	452,200	(b)
Valhi			386,600	(c)	420,700	(c)
			$ 1,348,600		$ 1,346,300

Kelly D. Luttmer
ISA Fees:
CompX					$ 92,700
Kronos Worldwide					695,400	(a)
NL					266,600	(b)
Valhi					243,400	(c)
					$ 1,298,100

Harold C. Simmons
ISA Fees:
CompX	$1,000,000	$1,000,000	$ 1,000,000
Kronos Worldwide	1,000,000	1,000,000	1,000,000
NL	1,000,000	1,000,000	1,000,000
Valhi	1,000,000	1,000,000	1,000,000
Director Fees Earned or Paid in Cash:
Kronos Worldwide	25,500	28,000	53,000	(e)
NL	24,500	27,000	52,000	(e)
Valhi	14,500	28,000	53,000	(e)
	$ 4,064,500	$ 4,083,000	$ 4,158,000

(a)	Includes amounts allocated to Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide, under the ISA between Contran and Kronos Worldwide.

(b)	Includes amounts allocated to EWI, a wholly owned subsidiary of NL, under the ISA between Contran and NL.

(c)	Includes amounts Contran charged pursuant to ISAs to Medite Corporation, Tall Pines, Tremont or WCS, each a privately held subsidiary of ours.

(d)	Mr. O’Brien was elected a director of CompX on May 31, 2013.

(e)
Includes a $25,000 death benefit paid by each of these corporations.  See the Director Compensation section in this proxy statement for a description of this benefit, which is the same benefit each of Kronos Worldwide and NL provides its directors.

(3)
Stock awards to these named executive officers in the last three years consisted of shares of CompX, Kronos Worldwide, NL or Valhi common stock these companies granted to Messrs. Simmons and Watson for their services as directors of those companies.  See the 2013 Grants of Plan-Based Awards Table below for more details regarding the 2013 grants.  The stock awards consisted of the following:

Shares of Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of Common Stock

Steven L. Watson
1,000 shares of CompX class A common stock	May 29, 2013	$12.48	$12,480
1,000 shares of Kronos Worldwide common stock	May 8, 2013	$17.68	17,680
1,000 shares of NL common stock	May 15, 2013	$11.88	11,880
1,000 shares of Valhi common stock	May 30, 2013	$16.17	16,170
			$58,210

1,000 shares of CompX class A common stock	May 30, 2012	$13.00	$13,000
500 shares of Kronos Worldwide common stock	May 10, 2012	$20.32	10,160
1,000 shares of NL common stock	May 16, 2012	$12.45	12,450
1,000 shares of Valhi common stock	June 28, 2012	$13.07	13,070
			$48,680

1,000 shares of CompX class A common stock	May 25, 2011	$13.450	$13,450
1,000 shares of Kronos Worldwide common stock	May 12, 2011	$27.385	27,385
1,000 shares of NL common stock	May 18, 2011	$16.500	16,500
1,500 shares of Valhi common stock	May 26, 2011	$14.450	21,675
			$79,010

Harold C. Simmons
1,000 shares of Kronos Worldwide common stock	May 8, 2013	$17.68	$17,680
1,000 shares of NL common stock	May 15, 2013	$11.88	11,880
1,000 shares of Valhi common stock	May 30, 2013	$16.17	16,170
			$45,730

500 shares of Kronos Worldwide common stock	May 10, 2012	$20.32	$10,160
1,000 shares of NL common stock	May 16, 2012	$12.45	12,450
1,000 shares of Valhi common stock	June 28, 2012	$13.07	13,070
			$35,680

1,000 shares of Kronos Worldwide common stock	May 12, 2011	$27.385	$27,385
1,000 shares of NL common stock	May 18, 2011	$16.500	16,500
1,500 shares of Valhi common stock	May 26, 2011	$14.450	21,675
			$65,560

The 2011 Kronos Worldwide common stock share amounts and closing prices per share have been adjusted to give effect to Kronos Worldwide’s 2-for-1 common stock split distributed in the form of a dividend on May 20, 2011.  The 2011 Valhi common stock share amounts and closing prices per share have been adjusted to give effect to Valhi’s 3-for-1 common stock split distributed in the form of a dividend on May 10, 2012.  We valued these stock awards at the closing price of a share of the common stock on the date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4)	2012 is the first year that Mr. Swalwell was a named executive officer. 2013 is the first year that Ms. Luttmer is one of our named executive officers.

2013 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards we and certain of our subsidiaries granted to certain of our named executive officers in 2013 for their services as directors of each corporation.  No other named executive officer received any plan-based awards from us or our subsidiaries in 2013.

2013 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)

Harold C. Simmons
Kronos Worldwide common stock (3)	05/08/13	05/10/12	1,000	$17,680
NL common stock (4)	05/15/13	05/16/12	1,000	11,880
Valhi common stock (5)	05/30/13	05/31/12	1,000	16,170
				$45,730

Steven L. Watson
CompX common stock (6)	05/29/13	05/30/12	1,000	$12,480
Kronos Worldwide common stock (3)	05/08/13	05/10/12	1,000	17,680
NL common stock (4)	05/15/13	05/16/12	1,000	11,880
Valhi common stock (5)	05/30/13	05/31/12	1,000	16,170
				$58,210

(1)	Certain non-applicable columns have been omitted from this table.

(2)
As preapproved by the respective management development and compensation committees of each of CompX, Kronos Worldwide, NL and us, each director elected on the day of each such issuer’s annual stockholder meeting (other than CompX’s chief executive officer and in 2013 for all of Valhi’s directors, whose 2013 shares of Valhi common stock were granted on the first business day after the listing with the NYSE of the shares issuable under the Valhi 2013 Director Stock Plan, which plan was approved by our stockholders on May 31, 2012) receives a grant of shares of such issuer’s common stock as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

All of these shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table, we valued these stock awards at the closing price per share of the common stock on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.  The closing prices were:

Common Stock	Date of Grant	Closing Price on Date of Grant

CompX class A common stock	May 29, 2013	$12.48
Kronos Worldwide common stock	May 8, 2013	$17.68
NL common stock	May 15, 2013	$11.88
Valhi common stock	May 30, 2013	$16.17

(3)	Granted by Kronos Worldwide pursuant to its 2012 Director Stock Plan.

(4)	Granted by NL pursuant to its 2012 Director Stock Plan.

(5)	Granted by us pursuant to our 2012 Director Stock Plan.

(6)	Granted by CompX pursuant to its 2012 Director Stock Plan.

No Outstanding Equity Awards at December 31, 2013.  At December 31, 2013, none of our named executive officers held outstanding stock options to purchase shares of our common stock (or common stock of our parent or subsidiary companies), held any rights to such shares that were subject to vesting restrictions or held any equity incentive awards for such shares.

No Option Exercises or Stock Vested.  During 2013, no named executive officer exercised any stock options or held any stock subject to vesting restrictions.  For stock awards granted to Messrs. Harold Simmons and Watson in 2013 that had no vesting restrictions, see the 2013 Grants of Plan-Based Awards Table above.

Pension Benefits.  We do not have any defined benefit pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors are entitled to receive compensation for their services as directors.  The table below reflects the annual rates of their retainers for 2013.

2013 Director Retainers

Each director	$25,000

Chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” (provided that if one person served in both capacities only one such retainer was paid)	$30,000

Other members of our audit committee	$15,000

Members of our other committees	$5,000

Additionally, our directors receive a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at an hourly rate (not to exceed $1,000 per day) for other services rendered on behalf of our board of directors or its committees.  If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

The following table provides information with respect to compensation certain of our directors earned for their 2013 director services provided to us.

2013 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)		Stock Awards (3)		All Other Compensation		Total

Thomas E. Barry	$55,000		$16,170		$ -0-		$71,170
Norman S. Edelcup	70,000	(4)	16,170	(4)	-0-		86,170	(4)
W. Hayden McIlroy	50,000		16,170		-0-		66,170
Glenn R. Simmons	32,250	(5)	-0-	(5)	249,400	(5)	281,650	(5)

(1)
Certain non-applicable columns have been omitted from this table.  For compensation certain of our named executive officers earned for serving as directors of us and our subsidiaries, see the 2013 Summary Compensation Table in this proxy statement.

(2)
Represents cash retainers and meeting fees the director earned for director services he provided to us in 2013. With respect to Mr. Simmons, this amount also includes a $25,000 death benefit we paid as a result of his death on March 6, 2013, which benefit is described above in this section.

(3)
Represents the value of 1,000 shares of our common stock we granted to each of these directors on May30, 2013.  For the purposes of this table, we valued these stock awards at the closing price per share of such shares on their date of grant of $16.17 consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4)
In addition to the director compensation disclosed in the table that we paid him directly, Mr. Edelcup also receives compensation from CompX for his services as a director of CompX.  For 2013, Mr. Edelcup earned the following for his 2013 CompX director services:

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total

Norman S. Edelcup	$68,000	$12,480	$80,480

(a)	Represents retainers and meeting fees Mr. Edelcup received or earned for his 2013 CompX director services.

(b)
Represents the value of 1,000 shares of CompX class A common stock CompX granted to Mr. Edelcup on May29, 2013.  For the purposes of this table, this stock award was valued at the $12.48 closing price per share of such shares on their date of grant consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(5)
The amount shown in the table as all other compensation for Mr. Glenn Simmons (who died in March 2013) represents the portion of the 2013 fees we and our privately held subsidiaries paid pursuant to ISAs with Contran for his nondirector services.

In addition to such all other compensation disclosed in the table, CompX, Kronos Worldwide and NL also paid Mr. Glenn Simmons for his director services he provided to these corporations in 2013 and CompX and NL paid 2013 ISA fees to Contran a portion of which was attributable to his nondirector services.  For 2013, the amounts he earned from these corporations for his director services and the amounts of the ISA fees these corporations paid Contran that were attributable to his nondirector services are as follows:

Payor	Fees Earned or Paid in Cash (a)	All Other Compensation (b)	Total

CompX	$32,250	$28,800	$61,050
Kronos Worldwide	32,250	-0-	32,250
NL	32,250	17,300	49,550
	$96,750	$46,100	$142,850

(a)
Represents retainers and meeting fees received or earned for 2013 director services and director death benefits.  CompX, Kronos Worldwide and NL each paid a $25,000 death benefit that is included above in the fees earned or paid in cash.  CompX, Kronos Worldwide and NL each provides the same death benefit for its directors as we provide our directors, as described above.

(b)
Represents the respective portions of the CompX and NL 2013 ISA fees paid to Contran under their ISAs attributable to the nondirector services of Mr. Glenn Simmons.  The NL fee comprises an amount allocated to EWI, a wholly owned subsidiary of NL.

Compensation Policies and Practices as They Relate to Risk Management.  We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  In reaching this conclusion, we considered the following:

•
other than stock grants to directors, we do not grant equity awards to our employees, officers or other persons who provide services to us under the ISAs between Contran and us, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

•
certain senior employees of CompX and Kronos Worldwide are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee the employee a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;

•
certain key employees of CompX and Kronos Worldwide are eligible to receive bonuses determined in part on the achievement of specified performance or financial targets based on the respective business plan for the year (with respect to CompX) or on the achievement of specified performance or financial targets (with respect to Kronos Worldwide), but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:

o
the senior officers employed by CompX or Kronos Worldwide who are responsible for setting the specified performance or financial targets or establishing and executing such business plan are not eligible to receive such bonuses based on the business plan, but instead are only eligible for the discretionary-based bonuses described above; and

o	there exist ceilings for these bonuses regardless of the actual level of financial performance achieved;

•
our officers and other persons who provide services to us under the ISAs do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our stockholders;

•	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and

•
our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants.  Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Except as discussed below and based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2013 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).  For 2013, Ms. Lisa K. Simmons, Ms. Serena Simmons Connelly, Ms. Annette C. Simmons and Mr. Andrew B. Nace each filed her or his Form 3 late.  In 2014, Ms. Loretta J. Feehan filed her Form 3 late.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position, (b) using corporate property, information or position for improper personal gain and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Lisa K. Simmons, Serena Simmons Connelly and Annette C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons sometime engage in the following:

•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons.

Certain directors or executive officers of CompX, Contran, Kronos Worldwide or NL also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as are appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on an annual fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis, subject to termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer.  See the Intercorporate Services Agreements part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2013 ISA fees charged by Contran to us and our privately held subsidiaries.

The following table sets forth the fees paid or accrued by us and our subsidiaries to Contran in 2013 and the amounts anticipated to be paid or accrued to Contran in 2014 for services Contran provided us or our subsidiaries under the various ISAs, including the services of all or our named executive officers.

Recipient of Services from Contran under an ISA	Fees Paid to Contran under the ISA in 2013		Fees Expected to be Paid to Contran under the ISA in 2014
	(In millions)

Valhi, Inc.	$ 5.8		$ 4.8
Medite Corporation	0.4		0.4
Tall Pines Insurance Company	0.2		0.2
Tremont LLC	0.9		1.2
Waste Control Specialists LLC	4.8		4.9
Total for Valhi and its privately held subsidiaries	12.1		11.5

CompX International Inc.	3.9	(1)	3.0	(1)
Kronos Worldwide, Inc.	12.9	(2)	12.3	(2)
NL Industries, Inc.	7.3	(2)	6.6	(2)
Total	$ 36.2		$ 33.4

(1)
In addition to the reported ISA charges, CompX also paid Messrs. Glenn Simmons (who died in March 2014), O’Brien and Watson for their services as directors of CompX, as discussed in the 2013 Summary Compensation Table and the Director Compensation section of this proxy statement.

(2)
In addition to the reported ISA charges, Kronos Worldwide and NL each also paid Messrs. Glenn and Harold Simmons and Watson for their services as directors, as discussed in the 2013 Summary Compensation Table and the Director Compensation section of this proxy statement.

Risk Management Program.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance policies and risk management services.  The program apportions its costs among the participating companies.  Tall Pines and EWI provide for or broker the insurance policies.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  EWI also provides claims and risk management services and, where appropriate, engages certain third-party risk management consultants.  Tall Pines is a captive insurance company wholly owned by us.  EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Tall Pines purchases reinsurance from third-party insurance carriers with an A.M. Best Company rating of generally at least an “A-” (excellent) for substantially all of the risks it underwrites.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2013, Contran (and a wholly owned subsidiary of Contran) paid Tall Pines and EWI in the aggregate approximately $5.7 million.  This amount principally represents payments for insurance premiums, which include premiums or fees paid to Tall Pines and commissions or fees paid to EWI.  These amounts also include payments to insurers or reinsurers through EWI for the reimbursement of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for claims and risk management services and various other third-party fees and expenses incurred by the program.  We believe the program’s allocations of its costs among us and our related entities are reasonable.  In our opinion, the participation of Contran in the risk management program provides us with reduced premiums and broader coverage.  We expect that this relationship with Contran will continue in 2014.  Because we believe there was no conflict of interest regarding the participation of Contran in the combined risk management program, our audit committee received periodic reports regarding this program but we did not ask our independent directors to approve it.

Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions.  The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Contran’s policy, however, is to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand-alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  For 2013, pursuant to our tax sharing policy with Contran, we made net cash payments for income taxes to Contran of approximately $6.5 million.  We expect this relationship with Contran will continue in 2014.  Because the calculation of our tax payments or refunds under our tax sharing policy is determined pursuant to applicable tax law, we believe there is no conflict of interest regarding our tax sharing agreement and policies with Contran. Consequently, our independent directors received periodic reports regarding such tax sharing agreement and policies but were not asked to approve our tax agreement or policies or the resulting payments or refunds for income taxes.

Kronos Worldwide Loan from Contran.  In February 2013, Kronos Worldwide voluntarily prepaid an aggregate $290 million principal amount under Kronos Worldwide’s $400 million term loan issued in June 2012 with Wells Fargo Bank, National Association, as administrative agent.  The funds for such prepayment were provided by $100 million of Kronos Worldwide’s cash on hand as well as borrowings of $190 million under a new loan from Contran.  The Contran loan contained terms and conditions similar to the terms and conditions of the term loan, except that the Contran loan was unsecured and contained no financial maintenance covenant.  The note required quarterly principal payments of $5.0 million, which commenced in March 2013, with any remaining outstanding principal due by June 2018.  Voluntary principal prepayments were permitted at any time without penalty.  The note bore interest at LIBOR (with LIBOR no less than 1%) plus 5.125%, or the base rate (as defined in the agreement) plus 4.125%.  Kronos Worldwide was required to use the base rate method until such time as both:

•	the term loan discussed above had been fully repaid; and

•
Kronos Worldwide’s European credit facility had been amended on terms satisfactory to Contran, at which time Kronos Worldwide would have had the option to use either the base rate or LIBOR rate methods.

The average interest rate on these borrowings as of and for the period from issuance to December 31, 2013 was 7.375%.  The largest principal amount borrowed under the Contran loan during 2013 was $190 million.  In 2013, Kronos Worldwide paid Contran $11.7 million for interest on the Contran loan.  Since the Contran loan was for other than cash management purposes, management asked Kronos Worldwide’s independent directors to consider the loan and the independent directors approved the loan.  In February 2014, Kronos Worldwide entered into a new $350 million term loan.  Kronos Worldwide used $170 million of the net proceeds of the new term loan to prepay the outstanding balance of Kronos Worldwide’s loan from Contran, and such loan from Contran was canceled.

Related Party Loans for Cash Management Purposes.  From time to time, loans and advances are made between us and various related parties pursuant to term and demand notes.  These loans and advances are entered into principally for cash management purposes pursuant to our cash management program.  When we loan funds to related parties, we are generally able to earn a higher rate of return on the loan than we would earn if the funds were invested in other instruments and, in the event we could potentially have outstanding borrowings under our own credit facility while lending to a related party, we are generally able to charge a higher interest rate on the related party loan than we would pay under our own credit facility.  While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans.  When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties.

We have an unsecured revolving credit facility with Contran that, as amended, provides for borrowings from Contran of up to $275 million.  The facility, as amended, bears interest at prime plus 1% (4.25% at December 31, 2013), and is due on demand, but in any event no earlier than December 31, 2015.  The facility contains no financial covenants or other financial restrictions. We pay an unused commitment fee quarterly to Contran on the available balance (except during periods during which Contran would be a net borrower from us). The largest amount of principal outstanding under this facility during 2013 was $206.5 million.  In 2013, we paid an aggregate of $7.2 million of interest and unused commitment fees to Contran under this facility.  We expect this relationship with Contran will continue in 2014.  Because this facility was for cash management purposes, our independent directors received periodic reports regarding such loan from Contran, but we did not ask our independent directors to approve it or its amendments.

Data Recovery Program.  We and Contran participate in a combined information technology data recovery program that Contran provides from a data recovery center that it established.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group share information technology data recovery services.  The program apportions its costs among the participating companies.  Kronos Worldwide, WCS and EWI paid Contran $88,000, $66,000 and $22,000, respectively, for such services in 2013.  We expect these relationships with Contran will continue in 2014.  Because we believe there is no conflict of interest regarding our participation in the combined information technology data recovery program, our independent directors received periodic reports regarding such program, but we did not ask our independent directors to approve it.

WCS Financial Assurances.  WCS is required to provide financial assurances to Texas government agencies with respect to certain decommissioning obligations related to the WCS’s facilities in West Texas.  Such financial assurances may be provided by various means.  We and certain of our affiliates have provided or assisted WCS with such financial assurances.

•
During 2013, VHC guaranteed certain of WCS’s decommissioning obligations, currently estimated at $5.5 million, related to certain of its licenses and permits.  VHC’s obligations would arise only upon the closure of the licensed facilities and WCS’s failure to perform the required decommissioning activities.  We do not currently expect VHC will be required to perform under such guarantee for the foreseeable future.

•
Contran issued a letter of credit under its bank credit facility to the state of Texas related to specified decommissioning obligations associated with WCS’s byproduct facility.  At December 31, 2013, the amount of such letter of credit was $6.0 million.  The letter of credit would only be drawn down upon the closure of WCS’s byproduct facility and WCS’s failure to perform the required decommissioning activities.  We do not currently expect that the letter of credit will have to be drawn down for the foreseeable future.  During 2013, WCS reimbursed Contran $0.1 million for the costs of providing such letter of credit.

•
During 2013, Contran and VHC guaranteed WCS’s obligations under a surety bond with a total value of $32.2 million at December 31, 2013, which was issued by a third-party insurance company on WCS’s behalf for the benefit of the state of Texas, in connection with a portion of the financial assurance associated with WCS’s low-level radioactive waste disposal facility.  As part of such surety bond, WCS is required to make quarterly cash payments into a collateral trust of 2.5% of the total value of the bonds which commenced in the fourth quarter of 2011.  At December 31, 2013, WCS had made payments totaling $4.9 million.  The guaranty obligations are triggered upon WCS’s failure to make the required quarterly payments into the collateral account.  We do not currently expect that Contran or VHC will be required to perform under such guarantee for the foreseeable future.

We expect these relationships with VHC and Contran will continue in 2014.  Because we believe there is no conflict of interest regarding the means in which certain of our affiliates have provided or assisted WCS with such financial assurances, our independent directors received periodic reports regarding such matters but we did not ask our independent directors to approve such matters.

Guarantees of Indebtedness.  From time to time, certain of our affiliates may guarantee some of our indebtedness.    The guaranty obligation would only arise upon a failure of the indicated obligor to make any required payments.  We currently do not expect our affiliates will be required to perform under such guarantees for the foreseeable future.

•
During 2013, VHC guaranteed WCS’s obligations under a financing capital lease with the County of Andrews, Texas, and Contran pledged certain shares of our non-voting preferred stock held by Contran as collateral.  At December 31, 2013, the principal amount of such indebtedness was $68.6 million.

•
At December 31, 2013, VHC had guaranteed Tremont’s obligations under (i) a promissory note payable ($19.1 million principal amount outstanding) and (ii) a deferred payment obligation ($11.1 million face value, $8.2 million carrying value), in each case issued by Tremont in connection with the acquisition of an additional ownership interest in BMI and LandWell in December 2013.

We expect these guarantees by VHC and this pledge by Contran will continue in 2014.  Because we believe there is no conflict of interest regarding these guarantees or this pledge, our independent directors received periodic reports regarding such guarantees and pledge but we did not ask our independent directors to approve such guarantees or pledge.

Pledge and Collateral Agreement with Contran.  At December 31, 2013 we had an aggregate 12.0 million shares of our Kronos Worldwide common stock pledged as collateral for certain debt obligations of Contran.  We receive a fee from Contran for pledging these shares, determined by a formula based on the market value of the shares pledged.  During 2013 we received $0.8 million from Contran for this pledge.  We expect this relationship with Contran will continue in 2014.  Because we believe there is no conflict of interest regarding this pledge, our independent directors received periodic reports regarding such pledge, but we did not ask our independent directors to approve it.

Simmons Family Matters.  As disclosed in the 2013 Summary Compensation Table in this proxy statement, Mr. Harold C. Simmons (who died in December 2013 and was the father of Serena S. Connelly and Lisa K. Simmons and husband of Annette C. Simmons) provided executive management services to us, CompX, Kronos Worldwide and NL pursuant to ISAs with Contran and received compensation in cash and stock, as applicable, from us, Kronos Worldwide and NL for his services as a director for 2013.  As disclosed in the 2013 Director Compensation Table in this proxy statement, Mr. Glenn Simmons (who died in March 2013 and was the uncle of Serena S. Connelly and Lisa K. Simmons, the brother of Harold C. Simmons and the brother-in-law of Annette C. Simmons) also provided executive management services to us and NL pursuant to ISAs with Contran and received compensation in cash and stock from us, CompX, Kronos Worldwide and NL for his services as a director for 2013.  In 2013, L. Andrew Fleck, the son of Annette C. Simmons, provided certain real property management services to us, CompX, Kronos Worldwide and NL pursuant ISAs with Contran.  The aggregate portion of the fees paid to Contran in 2013 pursuant to these ISAs attributable to the services of Mr. Fleck was $276,400.  For 2014, we expect the portion of theses ISA fees attributable to his services to be a similar amount.  See the Intercorporate Services Agreements section above for a more detailed discussion on the procedures and considerations taken by independent directors in approving these ISA fees.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is composed of three directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  One member of our audit committee meets the audit committee financial expert requirements under the applicable SEC rules.  The audit committee charter is available on our website at www.valhi.net under the corporate governance section, and our audit committee reviews the adequacy of and compliance with such charter annually.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the PCAOB and for expressing an opinion on the conformity of the financial statements with GAAP.  Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on our internal control over financial reporting.

Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process and the audits of our consolidated financial statements and our internal control over financial reporting.   Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.  As part of fulfilling this responsibility, our audit committee engages in an annual evaluation of, among other things, the firm’s qualifications, competence, integrity, expertise, performance, independence and communications with the committee (including these factors as they relate specifically to the firm’s lead audit engagement partner), and whether the current firm should be retained for the upcoming year’s audit.  Our audit committee discusses with our independent registered public accounting firm the overall scope and plans for the audits they will perform, and we meet with the firm throughout the year, both with and without management being present, to monitor the firm’s execution of and results obtained from their audits. Our audit committee performs other activities throughout the year, in accordance with the responsibilities of the audit committee specified in the audit committee charter.

In its oversight role, our audit committee reviewed and discussed our audited consolidated financial statements and our internal control over financial reporting with management and with PwC, our independent registered public accounting firm for 2013.  Management and PwC indicated that our consolidated financial statements as of and for the year ended December 31, 2013 were fairly stated in accordance with GAAP and that our internal control over financial reporting was effective as of December 31, 2013.   Our audit committee discussed with PwC and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality of management’s financial reporting process.  Our audit committee and PwC also discussed any issues deemed significant by PwC or the committee, including the matters required to be discussed pursuant to the standards of the PCAOB, the rules of the SEC and other applicable regulations.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence.  Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited consolidated financial statements be included in our 2013 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Norman S. Edelcup Chairman of our Audit Committee	Thomas E. Barry Member of our Audit Committee	W. Hayden McIlroy Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2013.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the first quarter of 2014.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2014 and the first quarter of 2015; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2014.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that PwC has billed or is expected to bill to us, NL, Kronos Worldwide or CompX for services rendered for 2012 and 2013 that our audit committee authorized for us and our privately held subsidiaries and the NL, Kronos Worldwide or CompX audit committees each separately authorized for its corporation and such corporation’s privately held subsidiaries.  Additional fees for 2013 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2013 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.  In this regard, we have similarly adjusted the audit fees shown for 2012 from the amounts disclosed in our 2013 proxy statement.

Entity (1)	Audit Fees (2)	Audit Related Fees (3)	Tax Fees (4)	All Other Fees	Total
	(in thousands)
Valhi and Subsidiaries
2012	$545	$-0-	$-0-	$-0-	$545
2013	$675	$-0-	$-0-	$-0-	$675

NL and Subsidiaries
2012	405	-0-	-0-	-0-	405
2013	454	-0-	-0-	-0-	454

Kronos Worldwide and Subsidiaries
2012	2,310	61	9	-0-	2,380
2013	2,657	50	10	-0-	2,717

CompX and Subsidiaries (5)
2012	814	-0-	9	-0-	823
2013	739	-0-	-0-	-0-	739

Total
2012	$4,074	$61	$18	$-0-	$4,153
2013	$4,525	$50	$10	$-0-	$4,585

(1)	Fees are reported without duplication.

(2)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year and, as applicable, of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(3)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.

(4)	Permitted fees for tax compliance, tax advice and tax planning services.

(5)	2012 audit fees for CompX include $141,000 attributable to discontinued operations.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries other than our publicly held subsidiaries and their respective subsidiaries.  We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee’s preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the PCAOB.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2013, our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries, other than our publicly held subsidiaries and their subsidiaries, in compliance with our preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

PROPOSAL 2
NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background.  Pursuant to Section 14A of the Securities Exchange Act, a publicly held company is required to submit to its stockholders a nonbinding advisory vote to approve the compensation of its named executive officers, commonly known as a “Say-on-Pay” proposal.  On May 12, 2011, our stockholders approved, on a nonbinding advisory basis, an annual Say-on-Pay.  After the 2014 Annual Meeting of Stockholders, the next nonbinding stockholder advisory vote on a Say-on-Pay proposal will be at our 2015 Annual Meeting of Stockholders. The next nonbinding stockholder advisory vote on the frequency of a Say-on-Pay proposal will be at our 2017 Annual Meeting of Stockholders.

Say-on-Pay Proposal.  This proposal affords our stockholders the opportunity to submit a nonbinding advisory vote on our named executive officer compensation.  The Compensation Discussion and Analysis section, the tabular disclosure regarding our named executive officer compensation and the related disclosure in this proxy statement describe our named executive officer compensation and the compensation decisions made by our management and our management development and compensation committee of the board of directors with respect to our named executive officers.  This proposal is not intended to address any specific element of compensation of our named executive officers as described in this proxy statement, but the compensation of our named executive officers in general.  Our board of directors requests that each stockholder cast a nonbinding advisory vote to adopt the following resolution:

RESOLVED, that, by the affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the 2014 annual stockholder meeting and entitled to vote on the subject matter, the stockholders of Valhi, Inc. approve, on a nonbinding advisory basis, the compensation of its executive officers named in the 2013 Summary Compensation Table in the 2014 annual meeting proxy statement of Valhi, Inc. as such compensation is disclosed in the proxy statement pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related disclosure in the proxy statement.

Effect of the Proposal.  The Say-on-Pay proposal is nonbinding and advisory.  Our stockholders’ approval or disapproval of this proposal will not require our board of directors, its management development and compensation committee or our management to take any action regarding our executive compensation practices.

Vote Required.  Because this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve the Say-on-Pay proposal.  The proposed resolution provides that the affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the 2014 annual stockholder meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Accordingly, abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.  Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

As already disclosed, VHC is the direct holder of 93.8% of the outstanding shares of our common stock as of the record date and has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the Say-on-Pay proposal and adoption of the resolution that approves the compensation of our named executive officers as described in this proxy statement. If VHC attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will adopt the resolution and approve the nonbinding advisory Say-on-Pay proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL AS SET FORTH IN THE NONBINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.

2013 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is included as part of the annual report furnished to our stockholders with this proxy statement and may also be accessed on our website at www.valhi.net.

STOCKHOLDERS SHARING THE SAME ADDRESS

Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the notice of internet availability of proxy materials.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  You should notify your brokerage firm or other nominee if:

•	you no longer wish to participate in householding and would prefer to receive a separate notice of internet availability of proxy materials; or

•	you receive multiple copies of the notice of internet availability of proxy materials at your address and would like to request householding of our communications.

REQUEST COPIES OF THE 2013 ANNUAL REPORT AND THIS PROXY STATEMENT

To obtain copies of our 2013 Annual Report to Stockholders or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

Valhi, Inc.

Dallas, Texas
April 9, 2014

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 29, 2014.

The proxy statement and annual report to stockholders (including Valhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013) are available atwww.valhi.info/investor.

Dear Stockholder:

Valhi, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares.  You can vote your shares electronically through the internet or by telephone.  This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card.  If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important.  Thank you for voting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Valhi, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VALHI, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 29, 2014

The undersigned hereby appoints Robert D. Graham, Gregory M. Swalwell and A. Andrew R. Louis, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2014 Annual Meeting of Stockholders (the “Meeting”) of Valhi, Inc., a Delaware corporation (“Valhi”), to be held at Valhi’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697 on Thursday, May 29, 2014, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.  If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card or proposal 2 (Say-on-Pay), the agents will vote “FOR” each such nominee for election as a director and “FOR” proposal 2.  To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy card, you may choose one of the voting methods outlined below to instruct how the agents named on this proxy card should vote your shares.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxy instructions submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 29, 2014.

Vote by Internet • Go to www.investorvote.com/VHI • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Director Nominees:
		For	Withhold				For	Withhold		For	Withhold
	01 – Thomas E. Barry	☐	☐	02 – Norman S. Edelcup			☐	☐	03 – Loretta J. Feehan	☐	☐
	04 – William J. Lindquist	☐	☐	05 – W. Hayden McIlroy			☐	☐	06 – Bobby D. O’Brien	☐	☐
	07 – Mary A. Tidlund	☐	☐	08 – Steven L. Watson			☐	☐

				For	Against	Abstain
2.	Nonbinding advisory vote approving named executive officer compensation.			☐	☐	☐	3.		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

B  Non-Voting Items
Change of Address - Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted.  — Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /